UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2013 (November 4, 2013)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-169152	68-0680859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

641 Lexington Ave

Suite 1526

New York, NY 10022

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 634-6410

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.01.   Completion of Acquisition of Disposition of Assets.

On November 4, 2013 (the “Closing Date”), Staffing 360 Solutions, Inc. (the “Company” or “we”) consummated (the “Closing”) the acquisition (the “Acquisition”) of 100% of the issued and outstanding stock of Control Solutions International, Inc., a Florida corporation (“CSI”) pursuant to a definitive Stock Purchase Agreement (the “Purchase Agreement”) dated August 14, 2013 by and among the Company, NewCSI, Inc., a Delaware corporation (“NCSI”), and the shareholders of NCSI (the “NCSI Shareholders”).

The aggregate consideration paid by the Company to the NCSI Shareholders for the Acquisition was $530,300.93, payable as follows:

(i) Cash Portion of the Purchase Price at Closing. At the Closing, the Company made cash payments to the NCSI Shareholders in an aggregate of $326,300.93.

(ii) Purchaser Shares. At the Closing, the Company paid the remaining $204,000 of the Purchase Price by issuing to the NCSI Shareholders 136,000 restricted shares of the Company’s common stock, par value $0.0001 per share (the “Purchaser Shares”) at a price of $1.50 per share.

In addition to the Purchase Price, the Company will pay to the Shareholders performance based compensation in an amount in cash equal to 20% of the amount of NCSI’s and CCSI’s consolidated gross profit from the Closing Date through the end of the sixteenth (16th) quarter following the Closing Date (the “Earn Out Period”) not to exceed a total of $2,100,000.

As a result of the Acquisition, NCSI has become a wholly-owned subsidiary of the Company. The description of the Purchase Agreement is qualified in its entirety by reference to the complete text of the Purchase Agreement, which was filed with the Securities and Exchange Commission as Exhibit 10.1 of our Current Report on Form 8-K filed August 19, 2013.

Item 3.02.   Unregistered Sales of Equity Securities.

The Acquisition

Pursuant to the Purchase Agreement, on the Closing Date, the Company issued an aggregate of 136,000 shares of its common stock to the NCSI Shareholders as a portion of the Purchase Price in exchange for shares representing 100% of the issued and outstanding common stock of CSI. The shares of common stock of the Company issued to the NCSI Shareholders were not registered under the Securities Act of 1933, as amended (the “Securities Act”).  These securities qualified for exemption under Rule 506(b) promulgated under Section 4(a)(2) of the Securities Act since the issuance of securities by the Company did not involve a “public offering.”  The issuance was not a public offering based upon the following factors: (i) the issuance of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a limited number of offerees; (iii) there was no public solicitation; (iv) each offeree was an “accredited investor,” (v) the investment intent of the offerees; and (vi) the restriction on transferability of the securities issued.

Private Placement Offering

On November 4, 2013 and November 7, 2013, the Company completed closings of its best efforts private offering up to $1,500,000 (the “Offering”) of 12% Unsecured Convertible Promissory Notes (the “Notes”) with certain accredited investors (the “Purchasers”). Pursuant to a subscription agreement with the Purchasers (the “Subscription Agreement”), we issued to the Purchasers Notes for an aggregate of $1,025,000. Such Notes mature on the earlier of: (i) within 10 days following the closing of a $10 million private placement financing (a “pipe financing”), or (ii) February 28, 2014 (the “Maturity Date”), unless voluntarily converted. The Notes are subject to a voluntary conversion at the election of the Purchasers upon the earlier of: (i) the final closing of a pipe financing or (ii) the consummation of the acquisition as described in the Notes. The Purchasers may elect to convert the principal amount of the Note, including all accrued but unpaid interests, into shares of common stock and warrants to purchase shares of common stock, at the same price as any units are sold in a pipe financing. In the event there is no pipe financing, upon notice from the Company, the investors in this offering may elect to convert the Notes at a conversion price equal to $.90. The Warrants will have an exercise price of $2.00 per share. In addition to the Notes, each Purchaser of the Notes receives equity consideration at a rate of 12,500 shares of common stock for each $50,000 investment. Accordingly, the Company issued an aggregate of 256,250 shares of common stock to the Purchasers. The Notes and equity consideration qualified for exemption under Rule 506(b) promulgated under Section 4(a)(2) of the Securities Act since the issuance of these securities by the Company did not involve a “public offering.”

Item 8.01.    Other Events.

On November 5, 2013, the Company issued a press release announcing the execution of the Agreement with NCSI, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

 The financial statements of CSI for the fiscal years ended December 31, 2011 and December 31, 2012 and the accompanying notes will be filed within 71 days after filing of this Current Report.

(b) Pro Forma Financial Information.

The unaudited Pro Forma Consolidation Financial Statements of the Company and the accompanying notes will be filed within 71 days after filing of this Current Report.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
99.1	Press Release dated November 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2013

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Alfonso J. Cervantes
Alfonso J. Cervantes President